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                                                                      Exhibit 11

                                        Collins & Aikman Corporation
                                      Computation of Earnings Per Share
                                     In thousands, except per share data
                                                 (Unaudited)



                                                                                        Quarter Ended
                                                                                --------------------------
                                                                                  March 27,     March 28,
                                                                                    1999          1998
                                                                                ------------   -----------
Average shares outstanding during the period....................................     61,992         65,701
                                                                                ------------   -----------
Incremental shares under stock options computed under the
  treasury stock method using the average market price of
  issuer's stock during the period..............................................        359            870
                                                                                ------------   -----------
    Total shares for diluted EPS................................................     62,351         66,571
                                                                                ============   ===========
Income before cumulative effect of a change in
  accounting principle..........................................................   $  2,316       $  8,678
Cumulative effect of change in accounting principle,
  net of income taxes of $5,083.................................................     (8,850)           -
                                                                                ------------   -----------
Net income (loss)...............................................................   $ (6,534)      $  8,678
                                                                                ============   ===========
Net income (loss) per basic and diluted common share:
  Income before cumulative effect of a change in
    accounting principle                                                           $   0.04       $   0.13
  Cumulative effect of a change in
    accounting principle........................................................      (0.14)          -
                                                                                ------------   -----------

Net income (loss)...............................................................   $  (0.10)      $   0.13
                                                                                ============   ===========
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